ATRICURE, INC.
2014 STOCK INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

Summary of Restricted Share Unit Award Grant

AtriCure, Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the 2014 Stock Incentive Plan  (as amended and restated from time to time, the “Plan”), and this Restricted Share Unit (the “RSU” or “Restricted Unit”) Award Agreement (the “Agreement”), RSUs as follows:

Name of Grantee:
Grant Number:
Number of RSUs:
Grant Date:

Vesting Date:

Terms of Agreement

1. Grant of Restricted Share Unit Awards. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company grants to the Grantee as of the Grant Date, the total number of Restricted Units identified above upon the terms and conditions of this Agreement. The Restricted Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 of this Agreement.

2. Eligibility. The Grantee shall hold a position within the Company or any Subsidiary that is recommended by the Company’s Chief Executive Officer and/or the award contemplated hereby shall be approved by the Committee.

3. Vesting of Restricted Units.

(a) Except as otherwise provided in this Agreement, this grant of Restricted Units shall vest in full on the Vesting Date above.  Prior to the Vesting Date, no portion of the award is vested, except as otherwise provided in Section 3(b) or otherwise in accordance with the Plan.

(b) Subject to the terms and conditions in the Plan, including, without limitation, Sections 5(e), 6(c), 9 and 10, all of the Restricted Units shall vest in full prior to the Vesting Date upon the occurrence of any of the following: (i) the Grantee dies while in the employ of the Company; (ii) the Grantee satisfies the requirements for Retirement, including separation from employment with the Company; (iii) the Grantee has a Disability; or (iv) there is a Change in Control event described in Section 2(i) of the Plan.

(c) The Restricted Units that have not yet vested pursuant to Section 3 shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company other than as provided in Section 3(b) hereof.

4. Payment of Restricted Units.

(a) Except as otherwise provided in this Agreement, the Company shall deliver to the Grantee (or Grantee’s beneficiary) one share of its common stock (“Share”) for each vested Restricted Unit within thirty (30) days following the earlier of

(i) the Vesting Date identified on the first page hereof under “Summary of Restricted Share Unit Award Grant”;
(ii) the date of the Grantee’s death;

(iii) the date of the Grantee’s Disability, provided such Disability also constitutes a “disability” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code;

(iv) the date of Grantee’s termination of employment with the Company as a result of Retirement or a Change in Control event described in Section 2(i)(i) or (iii) of the Plan, provided such termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code; or

(v) the date of an event described in Section 2(i)(ii) or (iv) of the Plan, provided such event also constitutes a “change in control event” within the meaning of Section 409A of the Code with respect to a Grantee whose Restricted Units are subject to Section 409A of the Code.

(b) If the Grantee is a “specified employee” within the meaning of Section 409A of the Code on the date of the Grantee’s separation from service and the Grantee’s Restricted Units are subject to Section 409A of the Code, then payment under (iv) above shall be made on the first day of the seventh month following the Grantee’s separation from service, or, if earlier, the date of the Grantee’s death.

(c) The Company's obligations with respect to the Restricted Units shall be satisfied in full upon the delivery of its Shares pursuant to Section 4(a) herein.
(d) If the Grantee’s continuous employment with the Company or any Subsidiary terminates for Cause (as defined in the Plan), all Shares underlying the Restricted Units 2

(including unearned portions thereof), whether vested or not, shall immediately be forfeited upon such termination for Cause.

5. Transferability. The Restricted Units may not be Transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Units.

6. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Units until such Shares have been delivered to the Grantee in accordance with Section 4 of this Agreement. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

9. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10. Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Units pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee under this Agreement, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender.

11. Adjustments. The number and kind of Shares deliverable pursuant to the Restricted Units are subject to adjustment as provided in Section 8 of the Plan.

12. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Units; provided,  however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery of this Agreement would result in a violation of any such law or listing requirement.

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.

14. Compliance with Section 409A of the Code. It is intended that this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Restricted Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner  that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.

15. Fixed Payment Date.  All payments due and payable under the Plan on a fixed date shall be treated as made upon such fixed date if such payment is made on such date or a later date within the same taxable year of the Grantee or, if later, by the 15th day of the third calendar month following the specified date (provided the Grantee is not entitled, directly or indirectly, to designate the taxable year of the payment).  A payment is also treated as made upon a fixed date under the Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations with respect to this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used of this Agreement without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise of this Agreement, have the right to determine any questions which arise in connection with the grant of the Restricted Units.

18. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of this Agreement.

20. Electronic Delivery. The Grantee consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Chief Financial Officer of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

ATRICURE, INC.

By:
Name:
Title:

ATRICURE, INC.

By:
Name:
Title:

The undersigned acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s intranet site at www.atricure.com. The Grantee consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and accepts the award of Restricted Units on the terms and conditions set forth of this Agreement and in the Plan.

Grantee

Date:

ALTERNATIVE FOR ELECTRONIC SIGNATURE

You may accept the award online or by telephone in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s intranet site at www.atricure.com, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and accept the award on the terms and conditions set forth of this Agreement and in the Plan. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you accept the award as described above.

APPENDIX

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

(for Non-U.S. Employees)

This Appendix includes additional terms and conditions that govern the Restricted Units granted to the Grantee if the Grantee resides in one of the countries listed herein.  The Appendix forms part of the Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and the Plan.

This Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 1, 2008.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time the Grantee vests in the Restricted Units or sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, the information contained herein may not be applicable to the Grantee.

Belgium

No country-specific terms apply.

France

Exchange Control Information.  The Grantee must comply with the exchange control regulations in France.  The Grantee may hold stock outside of France, provided the Grantee declares any bank or stock account opened, held or closed abroad to the French tax authorities on an annual basis.  Furthermore, the Grantee must declare to the customs and excise authorities any cash or securities the Grantee imports or exports without the use of a financial institution when the value of the cash or securities exceeds €7,600 outside of the European Union.

Germany

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Grantee uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Grantee.  In addition, the Grantee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.  Finally, the Grantee must report, on an annual basis, Shares that exceed 10% of the total voting capital of the Company.

The Netherlands

Securities Law Information. In the event the Grantee acquires Shares from the Company pursuant to the vesting or payment of the RSUs, it is prohibited for the Grantee to subsequently offer such Shares to the public in the Netherlands unless a prospectus approved by the Dutch Authority for the Financial Markets (Autoritiet Financiele Markten),  in accordance with the Prospectus Directive (2003/71/EC), as amended and implemented in the Netherlands, is made generally available or unless an exemption to the aforementioned prospectus requirement applies under Dutch law.

The Grantee must comply with all applicable local securities laws when offering acquired Shares to the public. Before any offer (or invitation to offer) of the Shares is made the Grantee must obtain expert advice from a legal advisor in order to ensure compliance with local securities laws. Breach of securities laws may lead to considerable administrative penalties and/or imprisonment.

United Kingdom

Terms and Conditions

Withholding taxes.  This provision supplements the Award.

The Grantee agrees that if the Grantee does not pay or the Employer or the Company does not withhold from the Grantee the full amount of income tax that the participant owes due to the vesting of the Restricted Share Units, or the release or assignment of the Restricted Share Units for consideration, or the receipt of any other benefit in connection with the Restricted Share Units (the “Taxable Event”) within 90 days of the Taxable Event, or such other period specified in Section 222(1) (c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event.  The Grantee agrees that the loan will bear interest at the then current rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Grantee, and the Company and/or Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Grantee by the Employer, by withholding in Shares issued upon vesting and settlement of the RSU’s or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Grantee.  The Grantee also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Grantee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that the Grantee is an officer or executive director and income tax is not collected from or paid by the Grantee within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable.  The Grantee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 11 of the Award.  However, the Grantee is also responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Restricted Share Units payable in shares.  Notwithstanding any discretion in the Plan or anything to the contrary in the Award, Restricted Share Units granted to the Grantee in the United Kingdom does not provide any right for the Grantee to receive a cash payment; the Restricted Share Units are payable in shares only.

Hong Kong

Delivery of Shares.  This provision supplements Section 5 of the Award Agreement:

Shares received under the Plan are accepted as a personal investment. In the event the Restricted Share Units vest and shares of Stock are paid to Participant within six months of the Date of Grant, Participant agrees that he or she will not dispose of the shares of Stock acquired prior to the six-month anniversary of the Date of Grant.

Securities Law Information.  Securities Warning: This offer of Restricted Share Units and the Shares to be issued pursuant to the Award is not a public offer of securities and is available only for Plan Participants. The Award Agreement, including this Appendix, the Plan and other incidental Award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Award documentation been reviewed by any regulatory authority in Hong Kong. The Restricted Share Units are intended only for the personal use of each eligible Plan Participant and the Company and may not be distributed to any other person. If you are in any doubt about any of the contents of the Award Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

Nature of Scheme.  The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.